Exhibit 10.35
                      FIRST MODIFICATION TO LEASE AGREEMENT

This First Lease Modification Agreement (this "Agreement") is executed by TREELINE 1 OCR LLC, a New York limited liability company having offices c/o Treeline Management Corp., 200 Garden City Plaza, Suite 325, Garden City, New York 11530, as successor in interest to TREELINE MINEOLA LLC ("Landlord"), and 1-800 FLOWERS.COM, INC., a Delaware corporation having offices at 1600 Stewart Avenue, Westbury, New York 11590 ("Tenant"), as of the 16th day of November, 2005 with reference to the following facts:

WHEREAS, Treeline Mineola LLC (predecessor in interest to Landlord) and Tenant previously entered into a certain Agreement of Lease (the "Lease") with respect to certain premises as more specifically set forth in such Lease, in the building commonly known as 1 Old Country Road, Carle Place, New York (the "Building") dated May 20, 2005;

WHEREAS, Landlord and Tenant entered into a Letter Agreement dated June 6, 2005 pursuant to which both the Landlord and the Tenant acknowledged that there were three (3) typographical errors in the Lease; as set forth in the letter annexed hereto as Exhibit "E";

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, provide for Landlord to perform additional work on behalf of Tenant, on the terms set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Except to the extent modified by this Agreement, all defined terms contained in this Agreement shall, for the purposes hereof, have the same meanings ascribed to those terms in the Lease.

2. In consideration of (i) resolving and eliminating any and all claimed Tenant's Delays, (ii) resolving and eliminating any claims of Landlord's delay or failure to timely deliver possession of the Demised Premises (iii) resolving and eliminating any and all claimed additional costs to Landlord, including but not limited to, any and all additional costs for labor, materials, engineering, consultants, insurance, administrative and/or management fees and filing fees, as well as, reimbursement of Holdover Rent (as defined in Article 44 of the Lease) (iv) modifying the Work Letter (as set forth as Exhibit "B" to the Lease) to clarify Landlord's existing obligations and to provide for Landlord to perform additional work, including the purchasing and installation of Tenant Extras (as set forth in Exhibit "A"), all at Landlord's sole cost and expense and to be done in compliance with all applicable codes, laws, rules and regulations, and (v) for other good and valuable consideration, the sufficiency hereof is hereby acknowledged, Landlord and Tenant agree to the following terms provided for in this Agreement.

3. (a) Tenant does hereby waive its right to receive, or be credited for, (i) the Relocation Allowance of $900,000 due from Landlord under section 45.01(i) of the Lease, (ii) any payment due from Landlord to Tenant with respect to Tenant's computer wiring (as more specifically set forth in Section (xiii) of Article 11 of Exhibit "B" to the Lease; (iii) the one month abatement of Fixed Annual Rent as provided for in section 1.06 of the Lease; (iv) any rent abatement provided for under Section 22.02 of the Lease; and (v) any Hold Over Rent which may have been due and payable on or after August 31, 2005 by Landlord to Tenant, it being understood that Landlord's obligation to pay Hold Over Rent pursuant to Article
44.01 has been satisfied in full.

         (b) On the Rent Commencement Date Tenant shall pay to Landlord the rent due on December 1, 2005 in the amount of $180,192.33 and an additional sum of $185,787.69 which represents the fixed monthly rent payment due on December 1, 2006, this sum is prepaid December 2006 fixed monthly rent and will be applied on December 1, 2006.

         (c) Section 1.02(a) is hereby deleted in its entirety, it being the intent of the parties hereto that notwithstanding anything in the Lease to the contrary, the Commencement Date and the Rent Commencement Date are deemed to be December 1, 2005. Tenant's obligation to pay rent with respect to the Original Premises, the Expansion Space and the Storage Space (as modified in Section 3 below) commences on such date. Simultaneously with the execution of this Agreement, Tenant will execute and deliver to Landlord a Tenant Estoppel certificate for the Original Premises, the Expansion Space and the Storage Space in the form set forth as Exhibit "G" annexed hereto and made part hereof. Landlord's remains obligated to deliver the Demised Premises in accordance with the Lease, the Plan, the plans submitted to the Building Department by Landlord, the Workletter, the punch list attached as Exhibit F and any punch lists for the Third Floor Space and the First Floor Space, and this Amendment.


         (d) Tenant acknowledges that it accepts possession of the Original Premises, the Expansion Space, and the Storage Space in its "as is" condition subject to (i) the punch list as set forth herein on Exhibit "F", completion of Landlord's Work on the First and Third Floor Spaces, and the provisions of this Agreement, including but not limited the provisions of section 3(e) of this Agreement. Landlord will use due diligence to timely complete all work required of it to be performed.

         (e) Tenant and Landlord will after the First Floor Space and the Third Floor Space are completed prepare a punch list for the spaces. The Computer in the First Floor Space is completed except for the items set forth in the Punch List attached hereto as Exhibit "F". Landlord will use due diligence to timely complete all undisputed punch items for the First Floor Space and the Third Floor Space In the event of a dispute Gerard Gallagher and Glenn Schor will work to resolve any dispute as to the validity of any punch list request. Tenant waives the requirement of the Landlord to obtain Occupancy Approvals as of the date hereof and the Commencement Date of the Lease, but Landlord shall obtain same as provided for herein. Nothing in this Agreement is intended to waive any requirements of the Landlord to obtain all Occupancy Approvals as provided for in the Lease nor is Tenant waiving any representations, warranties or obligations of the Landlord as provided for in the Lease, except as specifically modified by the terms of this Agreement.

     With respect to the First Floor portion of the Demised Premises (the "First Floor Space") Landlord and Tenant each acknowledge as follows:

a. The First Floor Space is currently under construction.

         b. Landlord represents that the entire first floor space (both those portions of the Original Premises and the First Expansion Space) was filed as one project.

         c. To date, except for the installation of the carpet and the punch list related to the Computer Room, Landlord has completed the first floor portion of the Original Premises. Landlord warrants that it will commence the installation of the carpet in the Original Premises of the First Floor Space by no later than December 1, 2005 and thereafter shall work on a continuous basis to complete said installation by December 9, 2005.

         d. Tenant has been given possession of the "Computer Room" in the Original First Floor Space. With the exception of those specifically set forth in Exhibit "F" Tenant acknowledges that there are no punch list items to be completed in the Computer Room.

         e. Landlord has commenced completion of the Expansion Space on the First Floor. Landlord anticipates completing the First Floor Space by December 9, 2005. Landlord agrees to work diligently and on a daily basis to complete the work. In any event the Tenant is permitted to take full occupancy of the Original Spaces of the First Floor Space starting on the night of December 9, 2005.

         f. Tenant shall submit a punch list for the First Floor Space (with the exception of the Computer Room). Landlord shall complete the punch list to the extent the same accurately sets forth the undisputed conditions and obligations of Landlord.

         g. In all events, Landlord will allow Tenant to fully occupy all portions of the First Floor Space on or before December 15th, 2005, subject to the following conditions:

(a) In the event Tenant's occupancy of the First Floor Space materially interferes with Landlord obtaining a Certificate of Occupancy Tenant will immediately vacate the areas so that the Certificate of Occupancy may be issued; and


(b) In the event Tenant causes any condition which prohibits the issuance of a Certificate of Occupancy Tenant, at its expense, shall forthwith cease and desist from said conduct and remedy said condition so that the Certificate of Occupancy may be issued. If Tenant does not remedy said condition, at its sole cost and expense, within a reasonably time period (but in no event longer than ten (10) days from Landlord's written notice to Tenant of said condition, Landlord shall have the right to remedy the same and Tenant, at its sole cost and expense, shall reimburse Landlord for all costs associated with remedying the condition.

          With respect to the Fifth Floor portion of the Demised Premises (the "Fifth Floor Space"): Landlord and Tenant each acknowledge that the Fifth Floor Space is completed, subject to the punch list items, and the Certificate of Occupancy has been obtained from the Town of North Hempstead. Landlord represents that to the best of its knowledge there are no other Occupancy Approvals required for the Fifth Floor Space. Tenant accepts possession of, and may fully occupy, the Fifth Floor Space upon execution of this Agreement and Landlord's sole remaining obligation with respect to Landlord's Work in the Fifth Floor Space is limited to completing the items set forth in the Punch List attached hereto as Exhibit "F".

         With respect to the Third Floor Space portion of the Demised Premises (the "Third Floor Space"): Landlord and Tenant acknowledge that the Third Floor Space is currently under construction. The estimated date of completion of the Third Floor Space is December 2, 2005. Landlord shall work on a continuous basis to complete Landlord's Work on the Third Floor Space in a timely manner.
         Landlord will allow Tenant to fully occupy all portions of the Third Floor Space starting on the night of December 5th, 2005, subject to the following conditions: (i)In the event Tenant's occupancy of the Third Floor Space materially interferes with Landlord obtaining a Certificate of Occupancy Tenant will immediately vacate the areas so that the Certificate of Occupancy may be issued; and (ii) In the event Tenant causes any condition which prohibits the issuance of a Certificate of Occupancy Tenant, at its expense, shall forthwith cease and desist from said conduct and remedy said condition so that the Certificate of Occupancy may be issued. If Tenant does not remedy said condition, at its sole cost and expense, within a reasonably time period (but in no event longer than ten (10) days from Landlord's written notice to Tenant of said condition, Landlord shall have the right to remedy the same and Tenant, at its sole cost and expense, shall reimburse Landlord for all costs associated with remedying the condition.



         With respect to the Lower Level portion of the Demised Premises (the "Lower Level Space"): Landlord and Tenant acknowledge that the Lower Level Space is completed, subject to the punch list, and the Certificate of Occupancy has been obtained from the Town of North Hempstead. Landlord represents that to the best of its knowledge no other Occupancy Approvals are required for the Lower level Space. Tenant accepts possession of, and can fully occupy, the Lower Level Space upon execution of this Agreement.

         With respect to the Storage Spaces: The Storage Space has been delivered to Tenant and Tenant has accepted occupancy of the same. Tenant acknowledges that there are no punch list items except as specifically set forth in Exhibit "F" and Landlord's obligations with respect to Exhibit "F" is to complete the items set forth therein, Exhibit "F".



         Landlord and Tenant each acknowledge that the dates noted above are not intended to include the date or dates that Landlord expects to receive the "Certificate of Occupancy" for the respective spaces; notwithstanding the above, Landlord will use best efforts to obtain the "Certificate of Occupancy" and any other required Occupancy Approvals in an expedited fashion through John Notaro.

         The parties hereto acknowledge that the Town of North Hempstead may issue a "Certificate of Completion" in lieu of a "Certificate of Occupancy". Accordingly, for purposes of this Agreement the term "Certificate of Occupancy" and "Certificate of Completion" shall be deemed to have the same meaning and the issuance of a "Certificate of Completion" in lieu of a "Certificate of Occupancy" for any portion of the Demised Premises shall be deemed to satisfy Landlord's obligations as that is the certificate that the Town of North Hempstead issued. Tenant shall continue to be able to perform its work in conjunction with Landlord's Work as has been done to date. Tenant shall do no work or perform no act that shall materially interfere with, delay or impede Landlord from obtaining the "Certificate of Occupancy" or other Occupancy Approval.

         Section 2.02 of the Lease is hereby deleted in its entirety and replaced by this provision.


         Notwithstanding the foregoing the establishment of the December 1, 2005 Commencement Date and the December 1, 2005 Rent Commencement Date as provided herein and the estimated dates of completion, the Landlord remains obligated to perform the Landlord's Work including all upgrades, additions and extras contained in Exhibit "A" hereto, all items on any Punch Lists to the extent that the same accurately sets forth the undisputed conditions and obligations of Landlord, and to obtain and deliver to Tenant copies of all Occupancy Approvals with respect to the First Floor Space and the Third Floor Space as required under the terms of the Lease and this Agreement.

         Tenant, upon the delivery of the Occupancy Approvals for the First Floor Space and the Third Floor Space by the Landlord, shall execute a new Estoppel Certificate the entire Premises which Estoppel Certificate shall be in the form substantially similar to the Estoppel Letter attached hereto as Exhibit G and Tenant shall deliver same within ten (10) days of its receipt of the Occupancy Approvals for these spaces.

         Landlord and Tenant agree that Tenant may store its equipment and furniture (collectively, the "Tenant's Personalty") in the storage rooms. Landlord and Tenant further agree that Tenant may store unassembled modular furniture in areas that are completed and await final "Certificate of Occupancy". As to any personalty brought on to such portions of the Demised premises which are awaiting the final "Certificate of Occupancy" Tenant's right to bring same on to the Demised Premises is conditioned upon Tenant being responsible for the safekeeping and security of the same. Landlord, its agents, servants, employees and contractors shall at no time bear liability for any items stored by Tenant or its contractors in accord with the provisions of this Agreement, except to the extent that the liability arises from the negligence or willful misconduct of the Landlord, its agents, servants, employees, contractors, visitors and invitees. Furthermore, Landlord, its agents, servants, employees, contractors, visitors and invitees are hereby released from any liability with respect to the storage of said items, and its maintenance, protection, loss, damage of any kind type or nature, except to the extent the liability arises from the negligence or willful misconduct of the Landlord, its agents, servants, employees, contractors, visitors and invitees. Tenant acknowledges that Landlord is not a bailee of Tenant's property. Nothing in this paragraph is intended to prevent Tenant from fully occupying the First Floor Space and the Third Floor Space by the dates provided for in the earlier paragraphs of this Section 3.


         The raised floor and the ceiling in the Computer Room have been completed. Accordingly, Landlord and Tenant acknowledge that Tenant has delivered and may deliver and install its computer equipment ("Computer Equipment") in the Computer Room located on the First Floor Space. Tenant shall be responsible for the said "Computer Equipment", including but not limited to any loss or damage from any and all causes, except to the extent any such loss or damage arises from the negligence or willful misconduct of Landlord, its agents, servants, employees, contractors, visitors and invitees. Tenant hereby releases Landlord, its agents, servants, employees, contractors, visitors and invitees from any liability with respect to the said equipment its maintenance, protection, loss, damage of any kind type or nature, except to the extent the liability arises from the negligence or willful misconduct of Landlord, its agents, servants, employees, contractors, visitors and invitees. Tenant acknowledges that Landlord is not a bailee of Tenant's property.

         (e) Notwithstanding anything to the contrary contained in the Lease, including, without limitation, anything contained in Section 44.01 of the Lease, Landlord's obligation to pay Holdover Rent pursuant to such Section 44.01 ends effective August 31, 2005. Tenant is under no obligation to reimburse the Landlord for any Holdover rent previously paid by the Landlord.

         (f) The Expiration Date set forth in Article A (4) of the Lease is hereby amended so that the Lease term is hereby extended to May 31, 2018.

         (g) In consideration of Tenant's agreeing to the Commencement Date and Rent Commencement Date of December 1, 2005, Landlord and Tenant respectively hereby forever waives and releases their respective claims one against the other for Tenant Delay and Landlord Delay. Landlord and Tenant release any claim one against the other for any and all Delay and any and all additional costs incurred by either party by reason of any claimed Delay or other failure to heretofore timely perform their respective obligations under the Lease. In light of such waiver and release, the deadlines and penalties set forth in Section
22.02 of the Lease, against both Landlord and Tenant, are hereby deleted. Landlord hereby agrees to work diligently and continually to complete, at Landlord's sole cost and expense, Landlord's Work and the Additional Work set forth on Exhibit A hereto as soon as possible using commercially reasonable efforts and taking into account the necessary coordination of the various trades and the delivery of items ordered by Landlord prior to the date hereof, but in no event later than the time periods set forth in 3(d) above.

         (h) Except as otherwise provided herein, none of Tenant's employees may occupy any of the respective spaces until the respective "Certificates of Occupancy" are received for the respective Demised Premises.


4. In accordance with Section 1.02(d) of the Lease, with the exception of Suite 497, Landlord has relocated the Storage Space to space located in the basement of the Building. In addition, Tenant has requested and Landlord has agreed to lease Suite 432 to Tenant as additional storage space. Accordingly, the rent schedule set forth for Storage Space is hereby deleted in its entirety and the rent schedule set forth on Exhibit B is inserted in its stead.

5. Article 13 of the Lease is hereby deleted in its entirety and the following inserted in its stead:

                                   Article 13.
                                     Parking

     13.01. Landlord represents that with the availability of the roof deck parking presently being repaired there is approximately 1,500 available parking spaces at the Building. It is anticipated that the roof deck repair will be substantially completed and available for use by the tenants on the Lease Commencement Date. Landlord shall use commercially reasonable efforts to have the roof deck repair completed by the Lease Commencement Date, including having the contractors work continuously on the roof deck repair weather conditions permitting.

     13.02. Landlord and Tenant acknowledge that there will be Eighty-Three (83) interior reserved and designated parking spaces at the Building on the middle level. In addition the exterior macadam lot and the front of the Building are reserved parking areas. Tenant shall not use these reserved and designated parking areas, except that the Tenant shall have ready access to all handicapped parking spaces for its employees and invitees in common with the other tenants, employees and invitees at the Building on a first come, first serve basis. Notwithstanding the foregoing, as provided in Subsection 13.03(b) the Tenant may use ten (10) of the eighty-three (83) middle level reserved spaces.

     13.03. Landlord will reserve for Tenant's exclusive use, at no cost to Tenant for use throughout the term of the Lease, in an enclosed and gated area or areas, one hundred (100) parking spaces which spaces shall not be used by other tenants.

(a) Ninety (90) of the reserved parking spaces shall be located in an enclosed, gated card accessible area. The ninety parking spaces shall be on the lower level of covered parking. Attached hereto as Exhibit D is a plan of these enclosed spaces. Landlord reserves the right to relocate the reserved spaces within the covered parking area of the garage and in close proximity to the Building, subject to Tenant's reasonable approval.

         Notwithstanding anything in Section 13.01 to the contrary, with the exception of the gate, which Landlord has ordered but has not yet received (and which will be installed promptly upon Landlord's receipt of the same) the lower level parking shall be substantially completed and available for use by the Tenant and the other tenants by the Commencement Date. Until such time as the gate has been installed, Landlord shall, during Business Hours, provide a patrol car to circulate through the enclosed parking area to insure that the reserved spaces noted above are available for Tenant's use only.

     (b) Tenant shall be given ten (10) of its reserved spaces in contiguous spaces on the middle level in the generally reserved area referred to in
     Article 13.02 above, which area is enclosed, gated and card accessed and available to other tenants. These spaces shall have the name of the Tenant painted on the spaces. The Landlord does not undertake to police the use of these spaces, but upon the Lease Commencement Date, Landlord agrees to notify the other tenants of the Building in writing that they are not permitted to park in any parking spaces reserved for Tenant. Notwithstanding anything in Section 13.01 to the contrary, the middle level parking shall be substantially completed and available for use by the Tenant and the other tenants by the Commencement Date.

     (c) Tenant agrees to assign all of its reserved parking spaces and to issue pass cards to its employees for the reserved parking areas. Tenant agrees to notify those employees issued parking passes for the reserved areas to park in the reserved areas and not to use the general unreserved parking spaces. The Tenant shall observe Landlord's rules and regulations for the issuance of access cards to the reserved parking area, provided they do not violate any law, rule ordinance or regulation The said regulations shall be reasonable but may include the requirement to provide a copy of the Driver's License of the occupants of the reserved area, and the identification and ownership of each vehicle parked in the reserved area. Landlord agrees to keep all personally identifiable information strictly confidential and not share same with any third party.

     13.04. In addition to its reserved parking spaces, Tenant may use the non-reserved spaces in common with other tenants, invitees, guests and employees at the Building on a first come, first serve basis. Tenant may use in common with the other Tenant's, their respective employees, invitees and others the handicapped Spaces at the Building. Tenant shall at no time park in the commercial spaces at the Building except for a period of less than ten minutes and then only in connection with deliveries or services.

     13.05. Landlord reserves the right, at any time, to reserve on a permanent basis non-reserved parking spaces at the Building and/or to reduce the number of parking spaces available at the Building. In the event Landlord elects to reserve parking spaces to other tenants of the Building, except for the spaces mentioned in Section 13.02 above that Landlord has currently reserved or reduce the available parking spaces on a permanent basis that were formerly available to all tenants, on a first come first serve basis, then and in such event Landlord shall increase Tenant's reserved enclosed, gated, card accessible spaces as follows:

                  One (1) parking space to Tenant for each two (2) parking spaces reserved for others or reduced permanently from the approximately 1,500 spaces (which include the reserved and non-reserved spaces, the handicapped spaces and the commercial spaces) available when the repairs to the parking garage are completed at about the Commencement Date. Any such additional spaces reserved for the Tenant shall be contiguous to the reserved spaces noted in section 13.03(a) above (Lower Level Spaces).

(a) It is the intent of the parties that the term "permanent" shall be deemed to mean the loss of use of existing general undesignated parking for a period of time in excess of the time needed to effect the provisions noted in Section 13.08 herein below.

Once Landlord permanently reserves a non-designated space or spaces for any reason then this designation shall be deemed a permanent designation for the earlier of (i) full term of the Tenant's Lease and (ii) the date that Landlord no longer reserves any such spaces.

     13.06. Without limiting the above, in the event Tenant leases additional office space it shall be entitled to one (1) additional reserved enclosed, card accessed space per one thousand two hundred (1,200) rentable square feet of space leased. The additional spaces shall be contiguous to the reserved spaces noted in section 13.03 (a) above. The designation of these reserved spaces shall not be deemed a diminution of parking at the Building.

     13.07. Tenant shall be given, at no cost and expense, One Hundred (100) pass cards upon the commencement of the Lease term. Landlord, at no charge to Tenant, shall replace up to eight (8) pass cards free of charge per calendar year and thereafter Tenant shall pay $50.00 per pass card in advance of the same being issued.

     13.08. Tenant and Landlord acknowledge that from time to time parking may be temporarily reduced due to weather conditions, repairs to the parking structure or to the Building, construction within the parking structure or the Building or re-paving of the parking lot or outside parking areas. Tenant acknowledges that the forgoing does not constitute a diminution of parking spaces, provided that Landlord undertakes all reasonable steps to promptly restore the original spaces that were temporarily reduced pursuant to this section 13.08. Tenant acknowledges that from time to time the number of handicapped spaces may be increased or the number of commercial spaces may be increased. Such changes do not constitute a diminution of parking spaces within the meaning of this provision of the Lease.

     13.09. Tenant acknowledges that the Lower Parking Level and the Upper Parking Level may be locked and closed after 9:00 P.M. on weekdays, legal holidays and Saturday afternoon from 5:00 P.M. through Monday morning at 7:00 A.M. The Tenant agrees to remove its cars from these areas during those designated hours and to relocate them to the main level or outdoor parking areas so that the Landlord may lock the gate(s) leading to said Lower Parking Level and Upper Parking Level. In the event that Tenant's employees wish to leave a car temporarily in the Lower Parking Level in connection with Tenant's business Tenant shall notify Landlord of the same twenty four (24) hours in advance via facsimile and Landlord shall bear no responsibility for said car while it remains overnight in the Lower Level Parking. Notwithstanding the foregoing the Landlord agrees that with advance notice during Tenant's special seasons the Landlord will allow these areas of the parking lot to remain open and accessible to the Tenant.

6. The following additional modifications are made to the Lease:

A.       Sections 2.03 and 2.04 are deleted in their entirety.

B. Subpart (v) of the second paragraph of Section 6.01 is amended in its entirety to read:

                           "(v) The cost of said Cosmetic Alterations at no time, in the aggregate for any one alteration, exceeds One Hundred and Eighty Thousand ($180,000.00) Dollars".

7. (a) Landlord and Tenant acknowledge and agree that, pursuant to that certain Letter Agreement dated August 19, 2005 between Landlord and Tenant, a copy of which is annexed hereto as Exhibit "C" (the "IT Wiring Agreement"), (a) Landlord shall not be responsible for (i) the quality or the timing of the work performed by Tenant's contractor regarding the installation of Tenant's computer wiring and cabling (the "IT Wiring") or
       (ii) any materials or tools stored in the Building by such contractors and (b) Tenant shall undertake and complete the IT Wiring within each suite contained in the Demised Premises as well as the IT Wiring connecting Tenant's respective suites, in and throughout the Building, including the common areas.

       (b) Tenant is solely responsible for the payment of the IT Wiring contractor and shall deliver to the Landlord, all appropriate governmental approvals, if same are required, and a waiver of mechanic lien within thirty days of the Landlord delivering the "Certificate of Occupancy" for the First Floor Space.

       (c) Tenant assumes all liability for the IT Wiring. The IT Wiring in all manner and form are excluded from any warranties express or implied for Landlord's work stated under and pursuant to the Lease. The IT Wiring is not Landlord Work.

       (d) Tenant is and shall at all times be responsible for the installation, repair and maintenance of the IT Wiring.

8. The Workletter attached to the Lease as Exhibit B is amended as follows:

         (a) The last paragraph of the Workletter attached as Exhibit B to the Lease (the "Workletter") is hereby clarified in that such paragraph requires Landlord to hire Tenant's Architect as a design consultant and expeditor for the work to be performed by Landlord pursuant to the Workletter at a cost not to exceed $5,000 ("Architect Allocation"). Said provision is hereby amended to delete the words "at a cost not to exceed $5,000". Landlord has retained the firm of Notaro Grupp Associates and Landlord shall be solely responsible for the sums charged by said Architect for the services rendered as a Design Consultant and Expediter.

         (b) Section 11(viii) of the Workletter is hereby amended to provide that the 250kw diesel back-up generator referred therein shall be located in the loading dock area of the Building. The Workletter is hereby amended to provide that the condensers for the Liebert Units will be installed on the roof. Landlord represents that said installation has been completed.

         (c) Landlord hereby agrees that, as part of the Additional Work set forth on Exhibit "A" hereto, which Landlord shall perform for Tenant pursuant to this Agreement, Landlord shall purchase and install a second 250kw diesel back-up generator, at Landlord's cost and expense. Such second generator shall be located in the loading dock area of the Building at Landlord's sole cost and expense. Both generators shall be installed, which includes the connections to the Building's electrical system, in compliance with all applicable codes, laws, rules and regulations. The generators shall be installed on raised concrete pads and shall have a post placed on the ground at all the outer corners, said post to be painted in a bright color or such other method as required by the appropriate governmental agency.

         (d) In accordance with the terms of the Lease, Landlord shall warrant the installation and the mechanical functioning of the generators for a period of one year from the Commencement Date. That after the completion of the first 12 months of the Lease following the Commencement Date, Tenant shall at all times be responsible for the maintenance and repair of the two (2) generators and shall, at Landlord's option, remove same from the property appurtenant to the Building (the "Property") at the expiration or earlier termination of the Lease. During the initial twelve (12) month period from December 1, 2005 through November 30, 2006, the Landlord shall be responsible for repair of the generators and the maintenance thereof but only to the extent that the same is not routine inspections, testing and/or routine maintenance. Both generators shall be installed by Landlord in an area acceptable to the controlling governmental agency and, if not, Landlord shall, at its sole cost and expense, promptly relocate same to an area acceptable to the governmental agency. Without limiting the provisions of this Section 8, both generators shall be installed and in good working order by December 10, 2005. The foregoing date does not include any required governmental certificates or inspection.

         (e) Tenant shall prepare, execute, and deliver to the Landlord for filing the Registration Application for the Storage of Flammable/Combustible Liquids and send such other documents as may be required by the governmental agency regulating the generators. The Tenant shall be listed as the "owner and operator" of the generators. Landlord and Tenant acknowledge that this form has been duly completed and submitted to the Office of the Fire Marshall, County of Nassau.

         (f) The Tenant agrees not to test both generators at the same time. The Tenant agrees that it may only test the generators from the hours of 7:00 A.M. to 8:30 A.M. and from 6:00 P.M. to 9:00 P.M. on weekdays and from the hours of 10:00 A.M. until 6:00 P.M. on Saturday, Sunday or Legal Holidays.

         (g) The Tenant shall supply and store the diesel fuel required for the operation of the generators in the tanks provided with the Generators. The fuel shall be stored and maintained in a safe environmentally safe condition and in accordance with law and ordinance.

         (h) That the condensers for the four 5 ton units of HVAC being installed on the first floor level shall be installed by Landlord on a secure shelf above the loading dock. Tenant may also at its cost and expense install up to 2 condensers (each approximately 20 inches high, 38 inches in length and 29 inches deep and weighing approximately 215 pounds) for Tenant's refrigeration to be utilized in the retail store on the first floor on a rack that will be provided by the Landlord in the loading dock above the generators. Landlord will locate the condensers for the refrigeration such that the access for servicing shall be substantially similar to the access to the HVAC condensers installed by Landlord. The condensers and the refrigeration equipment shall be wired to Tenant's sub meter. The Landlord shall install and wire the HVAC condensers and the Tenant shall install, connect and wire at its sole cost and expense the condenser(s) for its refrigeration equipment that shall be wired to the Tenant's sub meter. Tenant shall at all times be responsible for the maintenance and repair of such refrigeration equipment and shall, at Landlord's option, remove it from the Property at the expiration or earlier termination of the Lease.

         (i) As part of the Additional Work set forth on Exhibit A to this Agreement and notwithstanding the capacity limitations set forth in Article 12 of the Lease, Landlord, at its sole cost and expense has provided for Tenant's exclusive use, a new 600 Amp at 480 volt electrical service. Landlord represents that the transformers that Landlord provided are installed, are operational and comply with all applicable codes, rules, laws and regulations. These transformers as well as the disconnect switches for the generators are installed in the Tenant's storage space in the basement. Landlord acknowledges that it has had an opportunity to review the Tenant's current electrical capacity and current use demands for the Demised Premises and that such demands, including without limitation any electricity used with reference to the signage to be installed at the Demised Premises, complies with Article 12 of the Lease. The parties agree that the new electrical service meets the requirements of Tenant at the Lease Commencement for the computer room, provided same is in proper working order.

         (j) The parties agree that the electrical capacity from one suite of the Demised Premises (as each suite is specifically designated in the Lease) to another suite of the Demised Premises (with the exception of the initial suites leased to Tenant which are located on the first floor which, for these purposes, shall be deemed a single suite) may not be interchanged, unless Tenant shall pay Landlord to install, at Tenant's sole cost and expense, any necessary additional electrical panels and related wiring. Landlord and Tenant agree that the Landlord has calculated the wiring of the electric service for Suite 500, the Third Floor Space and the Lower Level to be at approximately capacity of the seven watts. The parties acknowledge that the First Floor Space has been provided with additional electrical capacity through the installation of additional service and transformers in accord with Tenant's stated requests.

         (k) Landlord shall provide Tenant, at Tenant's request, with overtime heating and air conditioning in the lower level ("Overtime HVAC") of the Demised Premises at the rate of $82.50 per hour of Overtime HVAC. Landlord may increase such overtime charge over the term of the Lease by the same percentage that Landlord increases the overtime charge that it generally charges to other tenants of the Building. For purposes of the Lease, overtime hours ("Overtime Hours") are all hours other than 8:00 A.M. to 7:00pm on weekdays, and 8:00am to 1:00pm on Saturdays, excluding legal holidays. Nothing herein is intended to limit or increase, in any way, the obligations of the Landlord as set forth in
Article 21 of the Lease.


         (l) Landlord hereby agrees to allow Tenant to maintain an interior doorway in the wall between Tenant's the retail store area and the balance of the adjoining first floor portion of the Demised Premises, provided (a) such adjoining portion of the first floor space is occupied by certain of Tenant's employees on a 24 hour a day, 7 day a week basis.

         (m) Notwithstanding the requirement set forth in Section (ix)(c) of
Article 11 of Exhibit "B" of the Lease, Landlord shall not be required to supply and install electric baseboard heating in the CEO's office.

         (n) The Landlord and Tenant agree that Tenant has satisfied any claim for payment towards the restrooms discussed under Section 11(vi) of Exhibit "B" to the Lease and no monies are due for same from the Tenant.

9. Landlord and Tenant acknowledge and agree that there are currently no parking spaces located adjacent to Tenant's retail area. Therefore, Paragraph 2 of Exhibit T of the Lease shall be deemed modified so that, in addition to permitting Tenant to secure the necessary permits and to supply and install parking signage at the western side of the Building (similar to that installed by HSBC on the eastern side), Tenant shall have the right to install, at Tenant's sole cost and expense, up to five (5) parking spaces in the vicinity of the retail store area. Tenant shall be responsible to obtain any and all necessary approvals in connection with the parking spaces. Tenant shall be responsible for all landscape design and execution subject to Landlord's approval of the same. Landlord agrees to cooperate, including executing any documents required, with reference to tenant's obtaining all necessary approvals. Tenant's right to install parking spaces provided for under this
Section 9 is in addition to Tenant's parking rights under Article 13 hereof.

10. Except as specifically modified by this Agreement, all of the terms and conditions of the Lease are ratified and confirmed by Landlord and Tenant. All references to the "Lease" in any future correspondence, notice or dealings between the parties hereto shall be deemed to refer to the Lease, as amended by this Agreement.

11. The agreements, terms and conditions contained in this Agreement shall be binding upon, and inure to the benefit of, Tenant, Landlord and Landlord's successors and assigns. The Landlord shall forthwith submit this Agreement to its lender in accord with the terms of its Mortgage.

12. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement may be sought.















13. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have executed this First Lease Modification Agreement as of the day and year first above written.

LANDLORD:

TREELINE 1 OCR LLC


By: __________________________
         C. Glenn Schor
         President

TENANT:

1-800 FLOWERS.COM, INC.


By: _______________________________
Name: _____________________________
Title: ______________________________
Federal Identification No.: _____________

                                    EXHIBIT A

                         ADDITIONAL WORK TO BE COMPLETED

1)       The items set forth under Section 8 of the Agreement
2)       HVAC upgraded to 20 additional tons on the first floor
3)       8 Herculite doors on the 5th floor
4)       Door between retail store area and the Bridge
5)       Counter top room #502
6)       Counter, cabinet, & sink in #508
7)       Frosted glass on bottom rows (designated rooms on the fifth floor )
8)       15 feet of drywall #501
9)       Drywall opening & new closet room #570
10)      Dedicated outlet room #548
11)      Lower level outlets
12)      High hats room #501
13)      Supplemental HVAC Lower Level training room
14)      Supplemental HVAC room #510 (conference room)
15) Gas meter & installation for CEO & President's offices so that the offices will be supplied with gas heat by the Landlord at Tenant's sole cost and expense 16) Rewiring for the generator Lower
   Level and 5th floor 17) The additional reserved parking spaces provided for in this Agreement

                                    EXHIBIT B

                         RENT SCHEDULE FOR STORAGE SPACE



                                  storage space

Suite 497

                                                                                           Monthly
  Lease Year         From               To           Fixed Annual Rent                   Installment
       -----         ----               --           -----------------                   -----------
      1           12/1/2005         11/31/2006           $12,600.00                       $1,050.00
      2           12/1/2006         11/31/2007           $12,978.00                       $1,081.50
      3           12/1/2007         11/31/2008           $13,367.34                       $1,113.95
      4           12/1/2008         11/31/2009           $13,768.36                       $1,147.36
      5           12/1/2009         11/31/2010           $14,181.41                       $1,181.78
      6           12/1/2010         11/31/2011           $14,606.85                       $1,217.24
      7           12/1/2011         11/31/2012           $15,045.06                       $1,253.75
      8           12/1/2012         11/31/2013           $15,496.41                       $1,291.37
      9           12/1/2013         11/31/2014           $15,961.30                       $1,330.11
      10          12/1/2014         11/31/2015           $16,440.14                       $1,370.01
      11          12/1/2015         11/31/2016           $16,933.35                       $1,411.11
      12          12/1/2016         11/31/2017           $17,441.35                       $1,453.45
      13          11/1/2017         5/31/2018            $17,964.59                       $1,497.05

Basement Space

    Lease                                                                                 Monthly
     Year           From               To           Fixed Annual Rent                   Installment
     ----           ----               --           -----------------                   -----------
      1           12/1/2005        11/31/2006           $30,330.00                       $2,527.50
      2           12/1/2006        11/31/2007           $31,239.90                       $2,603.33
      3           12/1/2007        11/31/2008           $32,177.10                       $2,681.42
      4           12/1/2008        11/31/2009           $33,142.41                       $2,761.87
      5           12/1/2009        11/31/2010           $34,136.68                       $2,844.72
      6           12/1/2010        11/31/2011           $35,160.78                       $2,930.07
      7           12/1/2011        11/31/2012           $36,215.61                       $3,017.97
      8           12/1/2012        11/31/2013           $37,302.07                       $3,108.51
      9           12/1/2013        11/31/2014           $38,421.14                       $3,201.76
      10          12/1/2014        11/31/2015           $39,573.77                       $3,297.81
      11          12/1/2015        11/31/2016           $40,760.98                       $3,396.75
      12          12/1/2016        11/31/2017           $41,983.81                       $3,498.65
      13          12/1/2017        5/31/2018            $43,243.33                       $3,603.61






Suite 432

   Lease                                                                               Monthly
    Year           From             To           Fixed Annual Rent                   Installment
    ----           ----             --           -----------------                   -----------
      1          9/1/2005        8/31/2006           $11,637.00                        $ 969.75
      2          9/1/2006        8/31/2007           $11,986.11                        $ 998.84
      3          9/1/2007        8/31/2008           $12,345.69                       $1,028.81
      4          9/1/2008        8/31/2009           $12,716.06                       $1,059.67
      5          9/1/2009        8/31/2010           $13,097.55                       $1,091.46
      6          9/1/2010        8/31/2011           $13,490.47                       $1,124.21
      7          9/1/2011        8/31/2012           $13,895.19                       $1,157.93
      8          9/1/2012        8/31/2013           $14,312.04                       $1,192.67
      9          9/1/2013        8/31/2014           $14,741.40                       $1,228.45
     10          9/1/2014        8/31/2015           $15,183.65                       $1,265.30
     11          9/1/2015        8/31/2016           $15,639.15                       $1,303.26
     12          9/1/2016        8/31/2017           $16,108.33                       $1,342.36
     13          9/1/2017        2/28/2018           $16,591.58                       $1,382.63


                                    EXHIBIT C

                               IT WIRING AGREEMENT

                                    EXHIBIT D

                                     PARKING

                                    EXHIBIT E


         LETTER OF JUNE 6, 2005 MODIFYING TYPOGRAPHICAL ERRORS IN LEASE

                                    EXHIBIT F

                                   PUNCH LIST

Storage Spaces:
1) Install additional ceiling tiles (substantially similar to those located in lower level storage area) in order to extend out ceiling in the Basement Storage Area.
2) Reinstall pre-existing doors in the front of the fenced storage area so that only key access is available. Keys to be held by Landlord and Tenant.
3) Room 432--complete half finished ceiling and paint walls 4) Room 497--paint walls


First Floor (Computer Room):
1) Install fifteen (15) circuit breakers to the panel for use in the computer room. 2) Landlord to switch off temporary power source and turn on permanent power source. 3) Complete Generators Connections.



Fifth Floor:
1)            Rm 591--install 2-2x2 light fixtures
2)            Rm 594---install 2-2x2 light fixtures
3)            Hook up generator power
4)            Install white write on paper in the Board Room.
5)            Relocate condenser pump in room 508.
6) On the 2 doors leading into legal department, Landlord to reverse the stops so doors open into the open area outside of the legal department.














                                    EXHIBIT G

                           TENANT ESTOPPEL CERTIFICATE

TO:      Bank of America, N.A.
         NC1-027-20-03
         214 North Tryon Street
         Charlotte, North Carolina 28255
         Attention:  Closing Coordinator

RE:      One Old Country Road, Carle Place, New York

         The undersigned (the "Tenant"), as tenant under that certain lease (the "Lease") dated May 20, 2005, as the same has been modified, made with Treeline Mineola LLC (together with its successors and/or assigns, the "Landlord"), for space at the Landlord's property generally described as One Old Country Road, Carle Place, New York in Nassau County, State of New York (the "Premises"), a true and complete copy of which is annexed hereto, hereby certifies as follows:

(1) The Tenant has entered into occupancy of the Premises described in the Lease and the Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as follows: Letter Agreement dated June 6, 2005, Letter Agreement dated August 19, 2005, and First Modification to Lease Agreement dated November 16, 2005 (the "Lease Modification"). The Lease, as amended as indicated in the preceding sentence, represents the entire agreement between the parties as to said leasing.

(2) The commencement date of the term of the Lease is December 1, 2005 and the expiration date of the term of the Lease is May 31, 2018. The Tenant has no rights to renew or extend the term of the Lease except as follows: Two successive five (5) year periods.

(3) Except as specifically set forth in the Lease Modification, all conditions of the Lease to be performed by the Landlord and necessary to the enforceability of the Lease as of the date hereof have been satisfied. There are no defaults by either the tenant or, to the Tenant's knowledge, the Landlord thereunder, and, to the Tenant's knowledge, no event has occurred or situation exists which would, with the passage of time, constitute a default under the Lease. All improvements or work required under the Lease to be made by the Landlord to date, if any, have been completed. On this date there are no existing defenses, offsets, claims or credits which the Tenant has against the enforcement of the Lease by the Landlord.

(4) Monthly rent is payable on the 1st day of each month. The initial fixed monthly rent is $180,192.33 which amount escalates as specifically set forth in the Lease. All rent due for the current month has been paid, and no rents have been prepaid more than two (2) months in advance. The Tenant has paid to the Landlord a security deposit in the amount of $0.

(5) The Tenant has no option or preferential right to purchase all or any part of the Premises, or the land of which the Premises are a part. The Tenant has no rights or interest with respect to the Premises other than as a tenant under the Lease. The Tenant has not assigned or sublet its interest in the Premises.

(6) That as of the date hereof, there are no actions, whether voluntary or otherwise, pending against the Tenant under the bankruptcy or insolvency laws of the United States or any state thereof.

(7) The Tenant understands that Bank of America, N.A., (the "Lender") intends to make a mortgage loan (the "Loan") to the Landlord (or its successor and/or assign with respect to the Landlord's interest in the Lease) in reliance upon, among other things, this certificate, and that the Lender's successors and/or assigns may rely on this certificate in making, or acquiring any interest in, the aforesaid Loan. The Tenant hereby acknowledges that the Lease and the rent and other sums due thereunder are to be assigned by the Landlord to the Lender as security for the Loan. If the Lender becomes the owner of the Premises demised under the Lease, such as by foreclosure, the Tenant shall attorn to Lender as landlord under the Lease. If the Lender or any entity servicing the Loan for the Lender notifies the Tenant of a default under the Loan Documents evidencing the Loan and demands that the Tenant make all rental and all other payments under the Lease directly to the Lender or a designated lockbox or elsewhere, the Tenant shall honor such demand and shall make all rental and other Lease payments as required pursuant to such notice and demand.

         EXECUTED effective as of this 1st day of December, 2005.


                                                 TENANT:
                                                 1-800 FLOWERS .COM, INC.

                                                 By: __________________________
                                                           (SEAL)

                                                 Name:_________________________

                                                 Title: _______________________

ATTEST/WITNESS: